Exhibit 99.1

LHC Group Expands Footprint to 14 States with Initial Entry into North Carolina

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has entered into a joint venture with Cape Fear Valley Health System in Fayetteville, North Carolina, to provide home nursing and hospice services, effective October 1, 2008. This joint venture represents LHC Group’s initial entry into the certificate of need (CON) state of North Carolina and expands the Company’s geographic footprint to 14 states. The agency will operate under the name of Cape Fear Valley HomeCare and Hospice.

Cape Fear Valley Health System is a 765-bed regional health system that includes five hospitals and serves a six-county region of Southeastern North Carolina, with more than 935,000 patients annually. Cape Fear Valley Health System, a private not-for-profit organization and the state’s 9th largest health system, operates Cape Fear Valley Medical Center, a robust 517-bed medical center located in the growing metropolitan city of Fayetteville, North Carolina.

The primary service area of this joint venture has an estimated total population of 1.2 million, with almost 12% over the age of 65. The combined net revenue for the most recent 12 months was approximately $5.3 million. This joint venture is not expected to add materially to LHC Group’s earnings in 2008.

“We are excited about this new partnership with LHC Group,” said Joyce Korzen, Chief Operating Officer for Cape Fear Valley. “LHC is an acknowledged leader in home care services, and our patients will benefit from the expertise they bring to our daily operations. There will be no interruption in service to our patients served by our agency. This will be a seamless transition for our patients, but one which results in improved focus and expertise for our home health services.”

Keith G. Myers, Chief Executive Officer of LHC Group, said, “We are proud to be partnering with a provider with such an outstanding reputation and tradition of excellence as Cape Fear Valley Health System. We look forward to working with the hospital to further expand services and to demonstrate LHC Group’s commitment to helping people in its communities by providing the highest quality home nursing services available.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com